JETBLUE ANNOUNCES SECOND QUARTER 2017 RESULTS

NEW YORK (July 25, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2017:

•	Operating income of $354 million, an increase of 13.0% from the second quarter of 2016.

•	Pre-tax income of $332 million, an increase of 14.9% from the second quarter of 2016.

•	Second quarter net income of $211 million, or $0.64 per diluted share. This compares to JetBlue’s second quarter 2016 net income of $181 million, or $0.53 per diluted share.

Financial Performance

JetBlue reported second quarter operating revenues of $1.8 billion. Revenue passenger miles for the second quarter increased 5.0% to 12.1 billion on a capacity increase of 4.8%, resulting in a second quarter load factor of 85.2%, a 0.2 point increase year over year.

Yield per passenger mile in the second quarter was 13.60 cents, up 5.7% compared to the second quarter of 2016. Passenger revenue per available seat mile (PRASM) for the second quarter of 2017 increased 5.9% year over year to 11.59 cents and operating revenue per available seat mile (RASM) increased 7.0% year over year to 12.93 cents.

Compared with last year, operating expenses for the quarter increased 11.9%, or $158 million. Interest expense for the quarter declined 15.3%, or $4 million, as JetBlue continued to reduce its debt. JetBlue’s operating expense per available seat mile (CASM) for the second quarter increased 6.8% year over year to 10.45 cents. Excluding fuel, second quarter CASM1 increased 5.1% to 8.16 cents.

“Our second quarter unit revenue exceeded our initial guidance as a result of our targeted revenue initiatives and a solid demand environment. We continue to execute on the commercial and cost initiatives we have underway to deliver above industry average margins and drive shareholder value. I’d like to thank our 21,000 Crewmembers for their hard work in the peak travel season and dedication to delivering a great product and service to our Customers that will translate into greater value for our shareholders,” said Robin Hayes, JetBlue’s President and CEO.

Fuel Expense and Hedging

In the second quarter of 2017 JetBlue had hedges in place for approximately 10% of its fuel consumption. The realized fuel price in the quarter was $1.61 per gallon, a 12.3% increase versus second quarter 2016 realized fuel price of $1.43.

JetBlue has hedged approximately 10% of its third and fourth quarter of 2017 fuel consumption using jet fuel swaps. Based on the fuel curve as of July 14th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $1.61 in the third quarter of 2017.

Liquidity and Cash Flow

JetBlue ended the quarter with approximately $1 billion in unrestricted cash and short term investments, or about 15% of trailing twelve month revenue. In addition, JetBlue maintains approximately $625 million in undrawn lines of credit.

During the second quarter, JetBlue repaid $35 million in regularly scheduled debt and capital lease obligations. JetBlue anticipates paying approximately $53 million in regularly scheduled debt and capital lease obligations in the third quarter 2017 and approximately $194 million for the full year 2017.

“We are committed to driving improved margins and we are making good progress as we execute our structural cost program. We succeeded in controlling unit cost pressures during the quarter despite a lower completion factor and will continue to bring intensity and discipline to the effort,” said Steve Priest, JetBlue’s EVP Chief Financial Officer.
Third Quarter and Full Year Outlook
For further details see the Investor Update and the Second Quarter 2017 Earnings Presentation available via the internet at http://investor.jetblue.com.

Capacity is expected to increase between 6.5% and 7.5% year over year in the third quarter 2017. For the full year 2017, JetBlue expects capacity to increase between 5.5% and 6.5%.

RASM growth is expected to range between (0.5)% and 2.5% for the third quarter 2017 compared to the same period in 2016.

CASM excluding fuel is expected to grow between 1.5% and 3.5% for the third quarter of 2017. For the full year 2017, JetBlue expects year over year CASM excluding fuel to grow between 2.0% and 3.5%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 25, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale - Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit www.jetblue.com.
Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and related taxes, and operating expenses related to other non-airline expenses (CASM Ex-Fuel) is a non-GAAP financial measure that we use to measure our core performance. Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. You should understand that many important factors, in addition to those discussed or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this press release, those described in Item 1A of our 2016 Form 10-K under "Risks Related to JetBlue" and "Risks Associated with the Airline Industry". In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2017	2016	Change		2017	2016	Change
OPERATING REVENUES
Passenger	$1,650	$1,487	11.0		$3,101	$2,965	4.6
Other	192	156	22.8		345	295	17.0
Total operating revenues	1,842	1,643	12.1		3,446	3,260	5.7

OPERATING EXPENSES
Aircraft fuel and related taxes	325	274	18.5		647	489	32.4
Salaries, wages and benefits	464	415	12.0		931	850	9.5
Landing fees and other rents	101	92	10.3		197	177	11.2
Depreciation and amortization	109	96	13.6		214	188	14.0
Aircraft rent	24	28	(12.1)		50	56	(10.1)
Sales and marketing	68	72	(6.8)		127	137	(7.0)
Maintenance, materials and repairs	166	140	18.4		318	274	15.9
Other operating expenses	231	213	8.4		461	427	8.0
Total operating expenses	1,488	1,330	11.9		2,945	2,598	13.4

OPERATING INCOME	354	313	13.0		501	662	(24.4)

Operating margin	19.2%	19.1%	0.1	pts.	14.5%	20.3%	(5.8)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(24)	(28)	(15.3)		(49)	(57)	(14.4)
Capitalized interest	2	2	30.4		4	4	28.5
Interest income and other	—	2	(104.4)		2	3	(45.6)
Total other income (expense)	(22)	(24)	(9.6)		(43)	(50)	(15.7)

INCOME BEFORE INCOME TAXES	332	289	14.9		458	612	(25.1)

Pre-tax margin	18.0%	17.6%	0.4	pts.	13.3%	18.8%	(5.5)	pts.

Income tax expense	121	108	11.9		162	224	(27.7)

NET INCOME	$211	$181	16.7		$296	$388	(23.6)

EARNINGS PER COMMON SHARE:
Basic	$0.64	$0.56			$0.89	$1.20
Diluted	$0.64	$0.53			$0.88	$1.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	330.1	323.2			333.1	322.4
Diluted	331.5	342.7			334.8	342.3

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2017	2016	Change		2017	2016	Change

Revenue passengers (thousands)	10,313	9,660	6.8		20,024	18,778	6.6
Revenue passenger miles (millions)	12,133	11,553	5.0		23,532	22,529	4.5
Available seat miles (ASMs) (millions)	14,246	13,597	4.8		27,826	26,626	4.5
Load factor	85.2%	85.0%	0.2	pts.	84.6%	84.6%	—	pts.
Aircraft utilization (hours per day)	12.1	12.3	(1.6)		12.0	12.2	(1.6)

Average fare	$160.03	$153.94	4.0		$154.88	$157.88	(1.9)
Yield per passenger mile (cents)	13.60	12.87	5.7		13.18	13.16	0.1
Passenger revenue per ASM (cents)	11.59	10.94	5.9		11.15	11.13	0.1
Revenue per ASM (cents)	12.93	12.09	7.0		12.39	12.24	1.2
Operating expense per ASM (cents)	10.45	9.78	6.8		10.59	9.76	8.5
Operating expense per ASM, excluding fuel (cents)(1)	8.16	7.76	5.1		8.25	7.92	4.2

Departures	90,235	85,285	5.8		175,959	166,524	5.7
Average stage length (miles)	1,069	1,097	(2.6)		1,074	1,103	(2.6)
Average number of operating aircraft during period	231.8	218.2	6.2		230.4	216.8	6.3
Average fuel cost per gallon, including fuel taxes	$1.61	$1.43	12.3		$1.65	$1.31	26.3
Fuel gallons consumed (millions)	202	191	5.5		393	374	4.9
Average number of full-time equivalent crewmembers					16,841	15,297	10.1

(1) Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel (CASM Ex-Fuel) at the end of our Earnings Release for more information on this non-GAAP measure. CASM Ex-Fuel excludes fuel and related taxes, and operating expenses related to other non-airline expenses.

JETBLUE AIRWAYS CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	June 30,	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$550	$433
Total investment securities	470	628
Total assets	9,644	9,323
Total debt	1,305	1,384
Stockholders' equity	4,080	4,013

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The table below shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Consolidated operating cost per available seat mile, excluding fuel and related taxes, and operating expenses (“CASM Ex-Fuel”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and operating expenses related to other non-airline expenses, such as JetBlue Technology Ventures, from operating cost per available seat mile to determine CASM Ex-Fuel. We believe CASM Ex-Fuel provides investors the ability to measure financial performance excluding items beyond our control such as fuel costs, which are subject to many economic and political factors beyond our control or not related to the generation of an available seat mile, such as operating expenses related to other non-airline expenses. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL

(in millions, per ASM data in cents)

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2017		2016		2017		2016
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,488	$10.45	$1,330	$9.78	$2,945	$10.59	$2,598	$9.76
Less:
Aircraft fuel and related taxes	325	2.28	274	2.02	647	2.33	489	1.84
Other non-airline expenses	1	0.01	1	—	2	0.01	1	—
Operating expenses, excluding fuel and related taxes	$1,162	$8.16	$1,055	$7.76	$2,296	$8.25	$2,108	$7.92

Net Income and Pre-Tax Income, excluding special items. JetBlue excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company's recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing reconciliation of net income and pre-tax income include the gain on the sale of JetBlue's wholly-owned subsidiary LiveTV, LLC due to the non-recurring nature of this item.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF NET INCOME AND INCOME BEFORE INCOME TAXES EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	June 30,
	2017		2016		2015		2014
	$	Margin	$	Margin	$	Margin	$	Margin

Income before income taxes	$332	18.0%	$289	17.6%	$250	15.5%	$345	23.1%
Less: Gain on sale of subsidiary	—		—		—		242
Income before income taxes excluding special items	332	18.0%	289	17.6%	250	15.5%	103	6.9%
Less: Income tax expense	121		108		98		115
Add back: Income tax relating to gain on sale of subsidiary (a)	—		—		—		73
Net income excluding special items	$211	11.4%	$181	11.0%	$152	9.4%	$61	4.1%

(a) The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation related to the capital loss deferred tax asset of $19 million.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com